------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                  -----------------------------
|F O R M 4 |                                       Washington, D.C.  20549                          |        OMB APPROVAL       |
------------                                                                                        |---------------------------|
                                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number        3235-0287|
[ ] Check this box if no                                                                            |Expires:   January 31, 2005|
    longer subject to     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   | Estimated average burden  |
    Section 16. Form 4 or   Section 17(a) of the Public Utility Holding Company Act of 1935 or      | hours per response....0.5 |
    5 obligations may              Section 30(f) of the Investment Company Act of 1940              -----------------------------
    continue
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|1. Name & Address of Reporting Person  |2.Issuer Name & Ticker or Trading Symbol |6. Relationship of Reporting Person to Issuer|
|                                       |                                         |   (Check all Applicable)                    |
|                                       |          inTEST Corporation (INTT)      |                                             |
|    Endres         Richard        O.   |                                         |   X  Director                10% Owner      |
|---------------------------------------|-----------------------------------------|  ---                     ---                |
|    (Last)         (First)      (MI)   |3.IRS or Soc. Sec. No.|4. Statement for  |      Officer                 Other          |
|                                       |  of Reporting Person |   Month/Year     |  --- (Give title below)  --- (Specify below)|
|     c/o inTEST Corporation            |  (Voluntary)         |                  |                                             |
|     7 Esterbrook Lane                 |                      |    May 2002      |                                             |
|---------------------------------------|                      |------------------|---------------------------------------------|
|              (Street)                 |                      |5. If Amendment,  |7. Individual or Joint/Group Filing          |
|                                       |                      |   Date of        |   (Check Applicable Line)                   |
|                                       |                      |   Original       |                                             |
|                                       |                      |   (Month/Year)   |   X   Form filed by One Reporting Person    |
|                                       |                      |                  |  ---                                        |
|                                       |                      |                  |       Form filed by More than One Reporting |
| Cherry Hill        NJ         08003   |                      |                  |  ---    Person                              |
|---------------------------------------|----------------------|------------------|---------------------------------------------|
|   (City)        (State)        (Zip)                                                                                          |
|                                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
|-------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security |2.Transaction |3.Transaction|4.Securities Acquired (A)|5.Amount of    |6.Ownership |7.Nature of Indirect  |
|  (Instr. 3)        |  Date (M/D/Y)|  Code       |  or Disposed of (D)     |  Securities   |  Form:     |  Beneficial Ownership|
|                    |              |  (Instr. 8) |  (Inst. 3, 4 and 5)     |  Beneficially |  Direct (D)|  Ownership           |
|                    |              |-------------|-------------------------|  Owned at End |  or In-    |  (Instr. 4)          |
|                    |              |             |           |(A)|         |  of Month     |  direct(I) |                      |
|                    |              |  Code  | V  |   Amount  |(D)|  Price  |  Instr. 3 & 4)|  (Instr. 4)|                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|                    |              |        |    |           |   |         |               |            |                      |
|Common Stock        |   3/25/02    |   G    | V  |   4,000   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   3/25/02    |   G    | V  |   4,000   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   3/25/02    |   G    | V  |   4,000   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   3/25/02    |   G    | V  |   1,000   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   3/25/02    |   G    | V  |   1,000   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   3/25/02    |   G    | V  |     500   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   3/25/02    |   G    | V  |     500   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   3/25/02    |   G    | V  |     200   | D |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   5/03/02    |   S    |    |   2,000   | D |  $7.65  |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   5/06/02    |   S    |    |     500   | D |  $7.75  |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   5/08/02    |   S    |    |   1,000   | D |  $7.65  |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   5/08/02    |   S    |    |   1,000   | D |  $7.93  |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   5/08/02    |   S    |    |   3,000   | D |  $7.95  |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   5/08/02    |   S    |    |   2,500   | D |  $8.00  |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|


|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   5/09/02    |   S    |    |   4,000   | D |  $7.99  |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   5/09/02    |   S    |    |   1,000   | D |  $8.00  |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   5/10/02    |   S    |    |     200   | D |  $7.99  |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |   5/24/02    |   S    |    |   4,800   | D |  $7.10  |   76,797      |      D     |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |              |        |    |           |   |         |   10,000      |      I     | By Spouse            |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|Common Stock        |              |        |    |           |   |         |      700      |      I     | By Corporation       |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|


                          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------------------------------------
|1.Title of  |2.Conver- |3.Trans-|4.Trans-|5.Number of|6.Date Exer-|7.Title & Amount|8.Price of |9.Number of |10.Owner-|11.Nature|
|  Derivative| sion or  | action | action | Derivative| cisable and| of Underlying  | Derivative| Derivative |  ship   |  of In- |
|  Security  | Exercise | Date   |  Code  | Securities| Expiration | Securities     | Security  | Securities |  Form of|  direct |
|  (Instr. 3)| Price of | (M/D/Y)|(Inst.8)| Acquired  | Date(M/D/Y)|(Instr. 3 and 4)| (Instr. 5)|Beneficially| Deriva- |  Benefi-|
|            |Derivative|        |        |(A) or Dis-|------------|----------------|           | Owned at   | tive    |  cial   |
|            |Security  |        |        |posed of(D)|Date |      |     |          |           | End of     | Security|  Owner- |
|            |          |        |--------|-----------|Exer-|Expir-|     |Amount or |           | Month      | Direct  |  ship   |
|            |          |        |    |   |     |     |cisa-|ation |     |Number of |           | (Instr. 4) | (D) or  |(Instr 4)|
|            |          |        |Code| V | (A) | (D) | ble | Date |Title|  Shares  |           |            |(Instr.4)|         |
|------------|----------|--------|----|---|-----|-----|-----|------|-----|----------|-----------|------------|---------|---------|
|            |          |        |    |   |     |     |     |      |     |          |           |            |         |         |
|            |          |        |    |   |     |     |     |      |     |          |           |            |         |         |
|------------|----------|--------|----|---|-----|-----|-----|------|-----|----------|-----------|------------|---------|---------|



Explanation of Responses:



/s/ Richard O. Endres                    June 5, 2002
----------------------------------    --------------------
** Signature of Reporting Person            Date

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  See 18 U.S.C. 1001 and
  15 U.S.C. 78ff(a).

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